Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE	SYMBOL:	AIH
Thursday, May 5, 2005	TRADED:	AMEX

ABLEST REPORTS FIRST QUARTER PROFIT

      CLEARWATER, Fla., May 5 — Ablest Inc. today announced revenue for the fiscal first quarter ended March 27, 2005, of $30.8 million, an increase of 19.7 percent over revenue of $25.8 million in the fiscal first quarter of 2004. Net income was $264,000 or $0.09 per diluted share compared to a net loss of $441,000 or $0.16 loss per diluted share.

      “The first quarter continued the momentum generated through the end of 2004,” said Kurt R. Moore, president and chief executive officer. “We are pleased and excited with this revenue and profit performance. Both are first quarter records for Ablest.”

      Mr. Moore added, “The revenue increase was evenly split between branches opened in 2004 and previously existing branches. Greater staffing requirements from existing clients and the addition of several large industrial clients contributed to the growth. In addition, we opened two new branch locations during the quarter, in accordance with our expansion plan.”

      “Our gross margin improved two percentage points to 16.1 percent compared to the first quarter of 2004,” Mr. Moore said. “The margin improvement resulted primarily from recording an adjustment to our provision for workers’ compensation claims in the prior year with no corresponding adjustment this year. We continue our efforts to minimize workers’ compensation costs through our safety initiatives and return-to-work programs. Profitability also improved as a result of our sales initiatives and close management of expenses in support of our new branches and growth initiatives.”

      Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial, information technology, finance and accounting personnel provided through Ablest Staffing Services, Ablest Technology Services and Ablest Finance and Accounting. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 51 locations in the Eastern and Southwestern United States.

      Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.

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PAGE 2 / ABLEST REPORTS FIRST QUARTER PROFIT

ABLEST INC.
Condensed Statements of Operations
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week
	Periods Ended
	March 27, 2005	March 28, 2004

Net service revenues	$30,835	$25,770
Cost of services	25,858	22,141

Gross profit	4,977	3,629

Selling, general and administrative expenses	4,549	4,337

Operating income (loss)	428	(708)

Other:
Interest income, net	—	2
Miscellaneous, net	(3)	(5)

Other income (loss)	(3)	(3)

Income (loss) before income taxes	425	(711)

Income tax expense (benefit)	161	(270)

Net income (loss)	$264	$(441)

Basic net income (loss) per common share	$0.09	$(0.16)

Diluted net income (loss) per common share	$0.09	$(0.16)

Weighted average number of common shares used in computing net income (loss) per common share
Basic	2,854,578	2,835,951

Diluted	2,926,692	2,908,574

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PAGE 3 / ABLEST REPORTS FIRST QUARTER PROFIT

ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	March 27, 2005	December 26, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,425	$1,357
Accounts receivable, net	14,703	16,783
Prepaid expenses and other current assets	346	160
Current deferred tax asset	1,235	1,369

Total current assets	18,709	19,669

Property, plant and equipment, net	513	543
Deferred tax asset	3,208	3,208
Goodwill, net	1,283	1,283
Other assets	43	40

Total assets	$23,756	$24,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$402	$378
Accrued insurance	1,766	3,069
Accrued wages	1,886	1,989
Other current liabilities	527	425

Total current liabilities	4,581	5,861

Other liabilities	29	117

Total liabilities	4,610	5,978

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at March 27, 2005 and December 26, 2004	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,350,097 and 3,334,344 shares issued and outstanding including shares held in treasury at March 27, 2005 and December 26, 2004, respectively	168	167
Additional paid-in capital	5,288	5,172
Retained earnings	15,800	15,536
Treasury stock at cost; 457,729 shares held at March 27, 2005 and December 26, 2004	(2,110)	(2,110)

Total stockholders’ equity	19,146	18,765

Total liabilities and stockholders’ equity	$23,756	$24,743

SOURCE:	Ablest Inc.
CONTACT:	Vincent J. Lombardo, Vice President and Chief Financial Officer,
727-299-1200 or vlombardo@ablest.com/